As filed with the Securities Exchange Commission on January 22, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADAPTHEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	82-3677704
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 West Germantown Pike, Suite 250 Plymouth Meeting, Pennsylvania	19462
(Address of Principal Executive Offices)	(Zip Code)

AdaptHealth Corp. 2019 Stock Incentive Plan

AdaptHealth Corp. 2019 Employee Stock Purchase Plan

(Full title of the plans)

Christopher Joyce

General Counsel

AdaptHealth Corp.

220 West Germantown Pike, Suite 250

Plymouth Meeting, Pennsylvania 19462

(Name and address of agent for service)

(610) 630-6357

(Telephone number, including area code, of agent for service)

Copies to:

Steven Gartner

Michael Brandt

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.0001 per share	7,563,750 (2)	$11.57 (4)	$87,512,587.50 (4)	$11,359.13
Class A Common Stock, par value $0.0001 per share	1,000,000 (3)	$11.63 (5)	$11,630,000.00 (5)	$1,509.57
(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminable number of additional shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of AdaptHealth Corp. (the “Company” or “Registrant”) as may hereafter be offered or issued under the AdaptHealth Corp. 2019 Stock Incentive Plan (the “Incentive Plan”) and the AdaptHealth Corp. 2019 Employee Stock Purchase Plan (the “ESPP”), in each case, to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Class A Common Stock.
(2)	Represents (i) 3,416,666 options to purchase shares of Class A Common Stock outstanding under the Incentive Plan as of the date of this Registration Statement (the “Outstanding Options”) and (ii) 4,147,084 shares of Class A Common Stock reserved and available for issuance under the Incentive Plan as of the date of this Registration Statement.
(3)	Represents the maximum number of shares of Class A Common Stock which were reserved for issuance under the ESPP.
(4)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act based on (i) $11.50 in respect of the Outstanding Options based on the weighted average exercise price of the Outstanding Options, and (ii) the average of the high and low prices per share of Class A Common Stock on January 17, 2020, as reported on the Nasdaq Capital Market in respect of the 3,416,666 shares of Class A Common Stock reserved and available for issuance under the Incentive Plan as of the date of this Registration Statement.
(5)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of Class A Common Stock on January 17, 2020, as reported on the Nasdaq Capital Market. Pursuant to the ESPP, the purchase price of the Class A Common Stock reserved for issuance thereunder will not be less than an amount equal to 95% of the fair market value of the shares of Class A Common Stock on the applicable purchase date.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by AdaptHealth Corp. (the “Company” or “Registrant”) to register (a) 7,563,750 shares of the Registrant’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which may be issued under the AdaptHealth Corp. 2019 Stock Incentive Plan (the “Incentive Plan”) and (b) 1,000,000 shares of Class A Common Stock which may be issued under the AdaptHealth Corp. 2019 Employee Stock Purchase Plan (the “ESPP”). The Incentive Plan and the ESPP were each adopted by the Company’s board of directors on October 14, 2019 and approved by the Company’s stockholders on November 7, 2019.

The Registrant was originally formed in November 2017 as a special purpose acquisition company under the name DFB Healthcare Acquisitions Corp. for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination involving one or more businesses. On October 23, 2019, the Registrant completed its initial business combination with AdaptHealth Holdings LLC pursuant to an Agreement and Plan of Merger, dated as of July 8, 2019 (as amended, the “Merger Agreement”), by and among the Company, AdaptHealth Holdings LLC and the other parties thereto. As a part of the transactions contemplated by the Merger Agreement, the Registrant changed its name from DFB Healthcare Acquisitions Corp. to AdaptHealth Corp.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 29, 2019;
(b)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 14, 2019;
(c)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed on July 31, 2019;
(d)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, filed on November 5, 2019;
(e)	the Company’s Definitive Proxy Statement on Schedule 14A, filed on October 23, 2019, as amended or supplemented;
(f)	the Company’s Current Reports on Form 8-K, filed on July 8, 2019, July 12, 2019, September 17, 2019, October 3, 2019, October 11, 2019, October 15, 2019, October 17, 2019, October 22, 2019, November 14, 2019, November 26, 2019, December 3, 2019 and January 7, 2020 (as amended on January 21, 2020); and
(g)	the description of the Company’s Class A Common Stock, which is contained in the Company’s registration statement on Form 8-A filed on February 15, 2018 (File No. 333-222376) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendment or report filed with the Commission for the purpose of updating this description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s second amended and restated certificate of incorporation provides that its directors and officers will be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may in the future be amended. In addition, the Company’s second amended and restated certificate of incorporation provides that the Company’s directors will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Company has entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided in its second amended and restated certificate of incorporation. The Company believes that these provisions and agreements are necessary to attract qualified directors and officers. The Company’s bylaws also permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures it against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or are incorporated herein by reference.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of AdaptHealth Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on November 14, 2019).

4.2	Amended Bylaws of AdaptHealth Corp. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Commission on November 14, 2019).

4.3	Registration Rights Agreement dated as of November 8, 2019, by and between AdaptHealth Holdings, LLC, AdaptHealth Corp. and the persons listed on the Schedule of Investors therein (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Commission on November 14, 2019).

4.4	AdaptHealth Corp. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed with the Commission on November 14, 2019).

4.5	Form of Restricted Stock Notice and Agreement under the AdaptHealth Corp. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed with the Commission on November 14, 2019).

4.6	Form of Option Grant Notice and Agreement under the AdaptHealth Corp. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed with the Commission on November 14, 2019).

4.7*	AdaptHealth Corp. 2019 Employee Stock Purchase Plan.

5.1*	Opinion of Willkie Farr & Gallagher LLP.

23.1*	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto).

23.2*	Consent of WithumSmith+Brown, PC.

23.3*	Consent of KPMG LLP.

23.4*	Consent of KPMG LLP.

23.5*	Consent of LBMC, PC.

23.6*	Consent of Grant Thornton LLP.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*  Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth Meeting, State of Pennsylvania, on the 22nd day of January, 2020.

AdaptHealth Corp.

By:	/s/ Luke McGee
Luke McGee
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of AdaptHealth Corp., hereby severally constitute and appoint Luke McGee and Christopher Joyce, or any of them individually, our true and lawful attorneys-in-fact with full power of substitution, to sign for us and in our names in the capacities indicated below this Registration Statement and any and all pre-effective and post-effective amendments to this Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable this Registrant to comply with the provisions of the Securities Act, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

By:	/s/ Luke McGee	Chief Executive Officer and Director	January 22, 2020
	Luke McGee	(Principal Executive Officer)

By:	/s/ Gregg Holst	Chief Financial Officer	January 22, 2020
	Gregg Holst	(Principal Financial and Accounting Officer)

By:	/s/ Richard Barasch	Chairman of the Board	January 22, 2020
Richard Barasch

By:	/s/ Joshua Parnes	President and Director	January 22, 2020
Joshua Parnes

By:	/s/ Alan Quasha	Director	January 22, 2020
Alan Quasha

By:	/s/ Terence Connors	Director	January 22, 2020
Terence Connors

By:	/s/ Dr. Susan Weaver	Director	January 22, 2020
Dr. Susan Weaver

By:	/s/ Dale Wolf	Director	January 22, 2020
Dale Wolf